Exhibit 3.5
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
UPBOUND GROUP, INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Upbound Group, Inc., a Delaware corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
    1.    Article Fourth, Section I, paragraph (7) of the Certificate of Incorporation of the Corporation, as amended, (the “Certificate”) is hereby amended to add the word “or” prior to clause (b).
    2.    Article Fifth, Section (1), paragraph (d) of the Certificate is hereby amended in its entirety to read as follows:
“(d)    to designate by resolution or resolutions passed by the Board of Directors one or more committees, each committee to consist of one or more of the directors of the Corporation, which, to the extent provided in said resolution or resolutions or in the Bylaws of the Corporation shall have and may exercise the power of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers on which the Corporation desires to place a seal. Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolutions adopted by the Board of Directors.”
    3.    Article Seventh of the Certificate is hereby amended in its entirety to read as follows:
“SEVENTH: A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.”
    4.    Article Eighth of the Certificate is hereby amended in its entirety to read as follows:
“EIGHTH: [Reserved]”
    5.    The Certificate is hereby amended by deleting the third sentence of the first paragraph of Article Fourth, Section I and Exhibit A (the Certificate of Designations, Preferences and

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Relative Rights and Limitations of Series A Preferred Stock) to the Certificate in their entirety.
    6.    The foregoing amendments to the Amended and Restated Certificate of Incorporation of the Corporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
[Signature Page Follows]

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    IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 4th day of June 2024.

UPBOUND GROUP, INC.

By:     /s/ Bryan Pechersky
Name: Bryan Pechersky
Title: Executive Vice President, General Counsel and Corporate Secretary

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